EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (No. 333-173337) (i) of our report dated March 4, 2011, relating to the financial statements of Cameron Highway Oil Pipeline Company appearing in the Annual Report on Form 10-K of Genesis Energy, L.P. for the year ended December 31, 2010, (ii) of our report dated March 15, 2010, relating to the financial statements of Cameron Highway Oil Pipeline Company appearing in the Current Report on Form 8-K/A of Genesis Energy, L.P. filed on February 7, 2011, and (iii) to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

April 20, 2011